Exhibit 10.31

LEDGERED ABL AGREEMENT

THIS LEDGERED ABL AGREEMENT (“Agreement”) is made on this 28th day of March 2022 between Reed’s, Inc., a Delaware Corporation (“Sellers”) and Alterna Capital Solutions LLC, a Florida Limited Liability Company (“Purchaser”).

1. Definitions and Index to Definitions. The following terms shall have the following meanings. All capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Uniform Commercial Code (the “UCC”) as adopted in the Chosen State:

1.1. “Account” – the right to payment of a monetary obligation, whether or not earned by performance, for property that has been or is to be sold, licensed, assigned, or otherwise disposed of or for services rendered or to be rendered.

1.2. “Account Debtor” - any person who is obligated to Seller on an Account, Chattel Paper, or General Intangible.

1.3. “Advance Rate” – 90%, provided net dilution for the twelve (12) month trailing period is, and remains, less than 5.0% and which percent may be revised at any time by Purchaser in Purchaser’s sole and reasonable discretion.

1.4. “Affiliate” - With respect to any person that is a corporation, each other person that owns or controls directly or indirectly the person, any person that controls or is controlled by or is under common control with the person, and each of that person’s senior executive officers, directors, and partners and, for any person that is a limited liability company, that person’s managers and members.

1.5. “Avoidance Claim” - Any claim that a payment received by Purchaser is a preference or otherwise avoidable under the United States Bankruptcy Code or any other debtor-relief statute.

1.6. “Balance Subject to Funds Usage Daily Rate” - The unpaid Face Amount due on all Purchased Accounts minus the Reserve Account.

1.7. “Business Day” – A day on which a bank is open for business in the Chosen State.

1.8. “Chosen State” - Florida.

1.9. “Clearance Days”- Three (3) Business Days.

1.10. “Closed” - An Account for which Purchaser has received full payment.

1.11. “Collateral” - All now owned and hereafter acquired personal property and fixtures, and proceeds thereof, (including proceeds of proceeds) of Seller including without limitation: Accounts including accounts receivable; Chattel Paper; Inventory; Equipment; Instruments, including Promissory Notes; Investment Property; Documents; Deposit Accounts; Letter of Credit Rights; General Intangibles; and Supporting Obligations and exclusive of all intellectual property of Seller now owned and hereafter acquire.

1.12. “Collateral Monitoring Fee” - $1,000.00, which shall be charged and paid on the last day of each month.

1.13. “Complete Termination” - Complete Termination occurs upon satisfaction of the following conditions: (i) payment in full of all Obligations of Seller to Purchaser; (ii) if Purchaser has issued or caused to be issued guarantees, promises, or letters of credit on behalf of Seller, acknowledgement from any beneficiaries thereof that Purchaser or any other issuer has no outstanding direct or contingent liability therein; and (iii) Seller and guarantors of the Obligations that remain employed by Seller have executed and delivered to Purchaser a general release in a form reasonably acceptable to Purchaser.

1.14. “Daily Fee” – the fee Seller shall pay to Purchaser on a daily basis on the unpaid Face Amount of a Purchased Account for each day that the Purchased Account has not been Closed, which shall be calculated as the Daily Fee Percentage multiplied by the unpaid Face Amount of Purchased Account. The Daily Fee shall begin to accrue on the Purchase Date. The initial Daily Fee Percentage shall be 0.00% and the Daily Fee Percentage shall increase or decrease on the same date as any change in the Prime Rate, by the Prime Rate Adjustment. A minimum monthly Daily Fee in the amount of $0.00 shall be charged based on average volume purchases of $0.00.

1.15. “Daily Fee Percentage” – 0.00%.

1.16. “Default Rate” shall mean 25% or the maximum interest rate allowed by law.

1.17.”Early Termination Fee” - See Section 23.1.

1.18. “Eligible Account” - An Account that is acceptable for purchase by Purchaser, as determined by Purchaser in its sole discretion.

1.19. “Events of Default” - See Section 21 herein.

1.20. “Exposed Payments” - With respect to an Account which Seller has repurchased or could be required to repurchase hereunder, payments received by Purchaser from or for the Account of a Payor that has become subject to a bankruptcy proceeding, to the extent such payments cleared the Payor’s deposit account within ninety (90) days of the commencement of said bankruptcy case.

1.21. “Face Amount” - The Face Amount due on an Account on the Purchase Date.

1.22. “Facility Fee” – 1.0% of the Maximum Amount, which the Seller shall pay at closing. Seller shall pay the Facility Fee on the first day of each Renewal Term.

1.23. “Funds Usage Daily Fee” – The fee the Seller shall pay to Purchaser on a daily basis on the Balance Subject to Funds Usage Daily Rate, which shall be calculated as the Funds Usage Percentage multiplied by the Balance Subject to Funds Usage Daily Rate. The Funds Usage Percentage shall be the Prime Rate plus 4.75% but at no time less than 8.00%. The Funds Usage Percentage shall increase or decrease on the same date as any change in the Prime Rate, by the Prime Rate Adjustment. If, at any time, the Sellers average, monthly, net funds employed does not equal, or exceed, $1,500,000, interest will be charged at the accounts receivable funds usage rate, and the monthly collateral monitoring fee will also be charged.

1.24. “Funds Usage Percentage” – 0.0222% per day.

1.25. “Ineligible Account” - An Account other than an Eligible Account as determined by Purchaser in its sole discretion.

1.26. “Invoice” - The document that evidences or is intended to evidence an Account. Where the context so requires, reference to an Invoice shall be deemed to refer to the Account to which it relates.

1.27. “Maximum Amount” –Up to $13,000,000 of net funds employed at any given time.

1.28. “Misdirected Payment Fee” – The fee the Seller shall pay to the Purchaser for each payment on account of a Purchased Account which has been received by Seller or by a third party (“Misdirected Payment”) and not paid to Purchaser w i t h 1 0 d a y s following the later of (a) the date of receipt of the Misdirected Payment by Seller or a third party or (b) the date of Seller’s knowledge of receipt of the Misdirected Payment by such third party. The amount of the Misdirected Payment Fee shall be 15% of the amount of the Misdirected Payment.

1.29. “Missing Notation Fee” – This fee will be waived for the first 60 days from the date of execution of this AGREEMENT. The fee the Seller shall pay to the Purchaser on the Purchase Date of an Invoice if the Invoice is missing a notice of assignment legend as required by Section 4 herein. The amount of the Missing Notation Fee shall be 15% of the Face Amount of the Invoice on the Purchase Date.

1.30. “Obligations” - All present and future Obligations and liabilities owing by Seller to Purchaser, whether direct or indirect, absolute or contingent, including Obligations and liabilities that are likely to become owing by Seller to Purchaser, including without limitation interest, fees, and costs, whether arising hereunder or otherwise, and whether arising before, during or after the commencement of any case filed under title 11 of the United States Bankruptcy Code or any other debtor relief proceeding in which Seller is a Debtor.

1.31. “Parties” - Seller and Purchaser.

1.32. “Payor” - An Account Debtor, other obligor, or entity obligated on an Account, making payment on behalf of such party.

1.33. “Prime Rate” - The Prime Rate published in the “Money Rates” table in The Wall Street Journal. If two or more Prime Rates are published in the “Money Rates” table for the same date, the highest of such rates shall be the Prime Rate. If the date upon which a change in the interest rate is to occur is a date upon which The Wall Street Journal is not published, or the Prime Rate is not available in the Money Rates table of The Wall Street Journal the Prime Rate shall be determined from the immediately preceding edition of The Wall Street Journal in which the Money Rates table and Prime Rate is available. If The Wall Street Journal ceases to be published or ceases to publish the Prime Rate in the Money Rates table, the Purchaser will choose a new index that is reasonably determined by Purchaser to be based upon comparable information.

1.34. Prime Rate Adjustment” – 0.0007% for every 0.25% change in the Prime Rate when compared to the existing Prime Rate.

1.35. “Purchase Date” - The date on which Purchaser has advised Seller in writing that it has agreed to purchase an Account

1.36. “Purchase Price” - The Face Amount of a Purchased Account on the Purchase Date.

1.37. “Purchased Account” - An Account purchased by Purchaser which is not Closed.

1.38. “Purchased Eligible Account” – An Eligible Account purchased by Purchaser which is not Closed.

1.39. “Renewal Term” – See Section 23.

1.40. “Required Reserve Amount” – The Reserve Percentage multiplied by the unpaid balance of all Purchased Accounts, plus all amounts due on Ineligible Accounts, plus all accrued fees and expenses.

1.41. “Reserve Account” - A bookkeeping account on the books of the Purchaser representing the portion of the Purchase Price which has not been paid by Purchaser to Seller, maintained by Purchaser to secure Seller’s performance with the provisions hereof.

1.42. “Reserve Percentage” - 100% minus the Advance Rate.

1.43. “Reserve Shortfall” - The amount by which the Reserve Account is less than the Required Reserve Amount.

1.44. “Term” - See Section 23.

1.45. Termination Date” - The earlier of (i) the date on which Purchaser terminates this Agreement pursuant to the terms hereof, or (ii) the end of the Term or the last Renewal Term which was not extended under Section 23.

2. Assignment and Sale. Seller hereby sells and shall continue to sell to Purchaser as absolute owner, and Purchaser hereby purchases and shall continue to purchase from Seller, with full recourse, Seller’s Accounts as Purchaser determines in its sole discretion. Each Account shall be accompanied by such documentation supporting and evidencing the Account as Purchaser may request. Purchaser shall pay the Purchase Price of any Purchased Account, less (i) the Reserve Percentage multiplied by the Purchase Price and (ii) any amounts due to Purchaser from Seller, within two (2) Business Days of the Purchase Date. Seller represents that all Purchased Accounts are true, correct, and collectible and are sold to Purchaser free and clear of any claims. Purchaser may, but need not, purchase from Seller such Accounts as Purchaser determines to be Eligible Accounts.

3. Reserve Account.

3.1.	Purchaser may pay any amounts due Seller hereunder by a credit to the Reserve Account.

3.2.	Seller shall pay to Purchaser on demand the amount of any Reserve Shortfall.

3.3.	So long as there is no existing Event of Default, Purchaser shall pay to Seller upon Seller’s request, any amount by which the Reserve Account exceeds the Required Reserve Amount.

3.4.	Purchaser may charge the Reserve Account with any Obligation.

3.5.	Except as provided in Section 3.3, Purchaser may retain the Reserve Account until Complete Termination.

4. Notice of Assignment and Lock Box. Purchaser is hereby authorized to notify any Account Debtor obligated with respect to any Account that the underlying Account has been assigned to Purchaser by Seller and that payment thereof is to be made to the order of and directly and solely to Purchaser. All Invoices for Accounts sent by Seller to Account Debtors shall contain on the face of the Invoice the following statement: “This account is assigned and payable only to Reed’s, Inc. c/o ACS. All payments shall be sent to Reed’s Inc c/o ACS at: P.O. Box 936601, Atlanta, GA 31193-6601.”

5. Exposed Payments. Upon termination of this Agreement Seller shall pay to Purchaser (or Purchaser may retain), to hold in a non-segregated, non-interest-bearing account the amount of all Exposed Payments (the “Preference Reserve”). Purchaser may charge the preference reserve with the amount of any Exposed Payments that Purchaser pays to the bankruptcy estate of the Payor that made the Exposed Payment, because of a claim asserted under Section 547 of the Bankruptcy Code. Purchaser shall refund to Seller from time to time that balance of the preference reserve for which a claim under Section 547 of the Bankruptcy Code can no longer be asserted due to the passage of the statute of limitations, settlement with the bankruptcy estate of the Payor or otherwise.

6. Authorization for Purchases. Subject to the terms and conditions of this Agreement, Purchaser is authorized to purchase Accounts upon telephonic, facsimile, or other instructions received from anyone Purchaser reasonably believes to be an officer, employee, or representative of Seller.

7. Fees. Seller shall pay to Purchaser throughout the Term and any Renewal Term of this Agreement, all applicable fees, which may include but are not limited to: the Collateral Monitoring Fee, Facility Fee, the Funds Usage Daily Fee, the Daily Fee, the Misdirected Payment Fee, Missing Notation Fee, and Early Termination Fee on the date(s) that each ~~f~~ee is due and payable as provided as set forth in Sections 1.12, 1.14, 1.17, 1.22, 1.23, 1.28, and 1.29. herein, and shall be charged by the Purchaser to the Reserve Account. All computations of interest and fees shall be made by Purchaser on the basis of a three hundred and sixty (360) day year, for the actual number of days elapsed. The actual number of days excludes the day on which the funds are advanced and includes the day on which the interest or fee is paid. Each determination by Purchaser of an interest rate hereunder shall be conclusive and binding for all purposes.

8. Other Charges and Expenses. Seller shall reimburse Purchaser for all costs and expenses incurred in connection with this Agreement, including but not limited to the following: $20.00 per wire, the actual UCC filing fees and other search costs, the actual field examination fees directly incurred by Purchaser in the administration of this Agreement, and all attorney’s fees and costs actually incurred by Purchaser in connection with this Agreement (collectively, “Reimbursable Expenses.”). Reimbursable Expenses are due at the time of payment of the applicable fees or expenses by Purchaser and may be charged to the Reserve Account at Purchaser’s sole discretion.

9. Repurchase of Accounts. Seller shall within five (5) Business Days of demand by Purchaser repurchase any Purchased Account that Purchaser determines at any time is uncollectible for any reason or is otherwise no longer an Eligible Account and on such demand shall pay to Purchaser the then unpaid amount due on the Purchased Account, together with any accrued but unpaid fees relating to the Purchased Account. Purchaser shall retain its security interest in any Purchased Account repurchased by Seller.

10. Security Interest. To secure payment and performance of all present and future Obligations of Seller to Purchaser, Seller grants to Purchaser a continuing first priority security interest in and to the Collateral. Seller shall execute and deliver to Purchaser such documents and instruments, including without limitation, UCC-1 financing statements, as Purchaser may request from time to time in order to evidence and perfect its security interest in the Collateral. Seller authorizes Purchaser to file a UCC-1 financing statement, including without limitation, original financing statements, amendments, and continuation statements, in all jurisdictions and offices Purchaser deems appropriate which names Seller as the debtor and describes the Collateral. Notwithstanding the creation of this security interest, it is the intent of the Parties that the relationship of the Parties in respect to all Purchased Accounts shall at all times be that of purchaser and seller, and not that of lender and borrower, Purchaser is and shall not be a fiduciary of the Seller, although Seller may be a fiduciary of the Purchaser.

11. Clearance Days. Clearance Days shall be added to the date on which Purchaser receives any payment before such payment is credited to reduce outstanding amounts due hereunder.

12. Authorization to Purchaser. Seller will attempt to work with the Purchaser to develop a reasonable plan to implement, at Seller’s sole expense, the powers identified in this Section 12. Notwithstanding the foregoing, Purchaser shall have sole discretion to exercise at any time any of the following powers until all of the Obligations have been fully satisfied and discharged: (a) receive, take, endorse, assign, deliver, accept and deposit, in the name of Purchaser or Seller, proceeds of any Collateral; (b) during an Event of Default, take or bring, in the name of Purchaser or Seller, all steps, actions, suits or proceedings deemed by Purchaser necessary or desirable to effect collection of or other realization upon all Collateral; (c) during an Event of Default, file any claim under (i) any bond or (ii) under any trust fund with respect to any of the foregoing issued for the benefit of Seller individually or as a member of a class or group; (d) during an Event of Default, with respect to any credit insurance policy in which Seller is an insured, in the name of Seller and/or Purchaser: (i) file a claim thereunder; and (ii) as required under the policy, assign to the insurer any rights that Seller and/or Purchaser may have in Seller’s Accounts; (e) during an Event of Default, pay any sums necessary to discharge any lien, claim, or encumbrance which is senior to Purchaser’s security interest in any assets of Seller, which sums shall be included as Obligations of and in connection with such sums the Default Rate shall accrue and shall be immediately due and payable on the Balance Subject to Funds Usage Daily Rate; (f) during an Event of Default, file in the name of Seller or Purchaser or both (i) mechanics lien or related notices, or (ii) claims under any payment bond, in connection with goods or services sold by Seller in connection with the improvement of realty; (g) during an Event of Default, ,notify any Account Debtor and/or Payor obligated with respect to any Account, that the underlying Account has been assigned to Purchaser by Seller and that payment thereof is to be made to the order of and directly and solely to Purchaser; (h) communicate directly with Seller’s Account Debtors and/or Payors to verify the amount and validity of any Account created by Seller; (i) during an Event of Default, ,endorse and deposit on behalf of Seller any checks tendered by an Account Debtor “in full payment” of its obligation to Seller (and Seller shall not assert against Purchaser any claim arising therefrom, irrespective of whether such action by Purchaser effects an accord and satisfaction of Seller’s claims, under §3-311 of the Uniform Commercial Code, or otherwise); and (j) during an Event of Default, in Purchaser’s name or on behalf of Seller, with Seller to be bound thereby, extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions (collectively, a “Settlement”), all Accounts and discharge or release any Account Debtor or other obligor (including filing of any public record releasing any lien granted to Seller by such Account Debtor), without affecting any of the Obligations. . Seller hereby releases (i) any bank, trust company or other firm receiving or accepting such collections in any form, and (ii) Purchaser from any liability arising from any act or acts hereunder or in furtherance hereof, whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact; provided however, Seller’s release does not extend to acts of gross negligence or willful misconduct.

13. ACH Authorization. In order to satisfy any of the Obligations or to recover any overpayment made by Purchaser to Seller, Purchaser is authorized and may process electronic debit or credit entries through the ACH system to any deposit account of Seller.

14. Agreements by Seller.

14.1. During an Event of Default and otherwise upon written notice by Purchaser to Seller, Seller shall not (a) grant any extension of time for payment of any of its Accounts,(b) compromise or settle any of its Accounts for less than the full amount, (c) release in whole or in part any Payor, or (d) grant credits, discounts, allowances, deductions, or return authorizations for any Accounts.

14.2. Seller shall keep at its principal place of business for a period of five years all books of account and business records customary for the industry, which books and records are subject to inspection by Purchaser and its agents and representatives during normal business hours. Purchaser or its designee shall have immediate access, during reasonable business hours if prior to an Event of Default and at any time if on or after an Event of Default, to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, and Seller shall permit Purchaser or its designee to make copies of such books and records as Purchaser may request.

14.3. Seller shall give Purchaser thirty (30) Business Days’ prior written notice of any proposed change to its present name, the address of its headquarters or where its books and records are located, any proposed purchase of a majority interest in its equity ownership or proposed purchase of all or substantially all of its assets, any management, and any proposed change to its jurisdiction of organization or type of legal organization.

14.4. Seller shall pay when due all of its payroll and other taxes and shall provide proof of payment to Purchaser.

14.5. Seller shall not create, incur, or permit the existence of any lien other than Permitted Liens upon any Collateral without prior consent of Purchaser, which consent will not be unreasonably withheld so long as the subordinate secured party and Purchaser enter into a consent agreement acceptable to Purchaser. As of the date of this Agreement, Purchaser consents to the existence of the liens identified on Schedule A attached hereto.

14.6. Seller shall provide Purchaser, within t w o (2) Business Days of receipt by Seller, copies of any business or legal notices, summonses, complaints, or other proceedings received by Seller.

14.7. Seller shall pay to Purchaser on the next banking day following the date of receipt by Seller the amount of (a) any payment on account of a Purchased Account; and (b) after the occurrence of an Event of Default, any payment on account of any Account. Seller shall hold the funds described herein in trust for Purchaser and such funds shall not be commingled with any funds of Seller.

14.8. Seller shall provide to Purchaser, within twenty (20) days of the end of each calendar month the following information: (a) a detailed aging of accounts receivable as of the last day of each month, (b) a detailed aging of accounts payable as of the last day of each month, (c) a detailed bank statement as of the last day of each month, and (d) internally prepared financial statements including a profit and loss statement and balance sheet.

14.9. Seller shall provide to Purchaser, within twenty (20) days of filing thereof, copies of the Seller’s quarterly Federal withholding (Form 941) filings together with copies of tax deposit receipts or other proof of deposits pertaining thereto.

14.10. Seller shall provide to Purchaser, annually within 120 days after the close of Seller’s fiscal year, financial statements, including a profit and loss statement and balance sheet.

14.11. In the event that Seller sends a notice of assignment to a Payor obligated with respect to any Account pursuant to Section 12(g), (a) Seller shall not direct such Payor to pay such Account to Seller or any other entity or individual, or undermine or interfere with such notice of assignment in any manner; and (b) Seller agrees that a violation of this Section 14.11 will put the value of the Collateral at risk and will cause irreparable harm to Purchaser and Purchaser shall be entitled to injunctive relief to prevent such violation without the necessity of proving that actual damages are not an adequate remedy. Purchaser will be entitled to any proceeds of Accounts received by Seller from such violation.

15. Account Statement. Purchaser may make available to Seller a statement setting forth the transactions arising hereunder. Each statement shall be considered correct and binding upon Seller as an account statement, except to the extent that Purchaser receives, within t h i r t y (30) days after the availability of such statement, written notice from Seller of any specific exceptions by Seller to that statement, and then it shall be binding against Seller as to any items to which it has not objected.

16. Account Disputes. Seller shall notify Purchaser of all disputes concerning any Purchased Account, and at Purchaser’s request Seller shall settle all disputes concerning any Purchased Account, at Seller’s sole cost and expense. Purchaser may attempt to settle, compromise, or litigate any dispute which is not adjusted by Seller within a reasonable time. upon such commercially reasonably terms, as Purchaser deems advisable. Following and during the continuance of an Event of Default, Purchaser may, at its option, revoke Seller’s authority to settle or adjust disputes or to further communicate with account debtors.

17. Overadvance. If at any time and for any reason the total aggregate amount of outstanding Balance Subject to Funds Usage Daily Rate exceeds the eligible Purchased Accounts (any such excess being an “Overadvance”), without limiting the Purchaser’s right to declare an Event of Default, Seller will upon demand by Purchaser, immediately pay to Purchaser in cash the amount of any such Overadvance, unless the Overadvance is preapproved, at which point the terms of the Overadvance Rider to Ledgered ABL Agreement dated February 22, 2022 shall control. Without affecting Seller’s obligation to immediately repay to Purchaser the amount of each Overadvance, Seller shall pay Purchaser a fee (the “Overadvance Fee”) in an amount of $500.00 per each occurrence of an Overadvance, plus interest on such Overadvance at the Default Rate. Without limiting the foregoing, all Overadvances shall be deemed Obligations and shall be secured by the Collateral and guaranteed under all guaranties executed in connection with the Agreement.

18. Representation and Warranties. Seller represents and warrants that (a) Seller is fully authorized to enter into this Agreement; (b) this Agreement constitutes a legal and valid obligation that is binding upon Seller and that is enforceable against it; (c) Seller is in good standing in the state of its organization; (d) there are no pending actions, suits, or other legal proceedings of any kind (whether civil or criminal) now pending (or, to its knowledge, threatened) against Seller, the adverse result of which would in any material respect affect its property or financial condition, or threaten its continued operations; (e) Seller has not conducted business under or used any other name, whether legal or fictitious other than the use of the dba “Reed’s Ginger Brew” in California; (f) the Purchased Accounts are and will (i) remain bona fide existing Obligations created by the sale and delivery of goods or the rendition of services in the ordinary course of its business, (ii) are unconditionally owed and will be paid to Purchaser without defenses, disputes, offsets, counterclaims, or rights of return or cancellation,(iii) not sales to any Affiliates of Seller, and (iv) “arm’s length” transactions; (g) Seller has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding Purchased Accounts; (h) None of the Seller, any of its subsidiaries, any director or officer, or any employee, agent, or Affiliate, of the Seller or any of its subsidiaries is a person that is, or is owned or controlled by persons that are, (i) the subject of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Hong Kong Monetary Authority or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently, Cuba, the Crimea region of Ukraine, Iran, North Korea, Sudan and Syria (i) None of the Seller or any of its subsidiaries, nor to the knowledge of the Seller, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Seller or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, the Seller and, to the knowledge of the Seller, its Affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Indemnification. Seller hereby agrees to indemnify Purchaser and hold Purchaser harmless from and against any liability, loss, damage, suit or proceeding ever suffered or incurred by Purchaser (including attorneys’ fee) as a result of Seller’s failure to observe, perform or discharge Seller’s duties hereunder or as a result of Seller’s breach of any of the representations, warranties and covenants of this Agreement. This indemnity shall survive termination of this Agreement for any reason. Without limiting the generality of the foregoing, the Seller’s indemnification shall include but not b e limited to, any loss arising out of the Purchaser’s exercise of its rights pursuant to Section 12 herein and any assertion of any Avoidance Claim. With respect to an Avoidance Claim, Seller shall notify Purchaser within two (2) Business Days of Seller’s becoming aware of the assertion of an Avoidance Claim. This provision shall survive termination of this Agreement.

19. Disclaimer of Liability. Purchaser will not be liable to Seller for any lost profits, lost savings or other consequential, incidental, punitive, or special damages resulting from or arising out of or in connection with this Agreement.

20. Default and Events of Default. Each of the following events will constitute an Event of Default hereunder only when and if such event is declared an “Event of Default” pursuant to written notice from Purchaser to Seller:

(a) Seller defaults in the payment of any Obligations and does not cure the default within three (3) Business Days of the default; (b) Seller fails to perform any covenant or agreement, provision or other undertaking under this Agreement; (c) any representation or warranty of the Seller contained in this Agreement proves to be ma te r ia l ly false or misleading; (d) Seller of the Obligations becomes subject to any debtor-relief proceedings; (e) any guarantor fails to perform or observe any of the guarantor’s Obligations to Purchaser or shall notify Purchaser of its intention to rescind, modify, terminate or revoke any guaranty, or any guaranty shall cease to be in full force and effect for any reason whatever excluding termination of guarantor’s employment with Seller; (f) any lien, garnishment, attachment or the like shall be issued against or shall attach to the Purchased Accounts, the Collateral or any portion thereof and the same is not released within five (5) days; a n d (g) Purchaser in its discretion, reasonably exercised, deems itself insecure with respect to the prospect of repayment or performance of any Obligations and Seller shall not on demand furnish other collateral or make payment on account, satisfactory to Purchaser, in its discretion, reasonably exercised.

PURCHASER’S FAILURE TO CHARGE OR ACCRUE INTEREST OR FEES AT ANY “DEFAULT” OR “PAST DUE” RATE SHALL NOT BE DEEMED A WAIVER BY PURCHASER OF ITS CLAIM FOR SUCH INTEREST OR FEES.

Upon the occurrence of any Event of Default, in addition to any rights Purchaser has under this Agreement or applicable law, Purchaser may immediately terminate this Agreement upon delivery of written notice to Seller, at which time all Obligations shall immediately become due and payable without notice.

20.1 At option of Purchaser, (i) from and after the occurrence of an Event of Default, and without constituting a waiver of any such Event of Default, and/or (ii) if the Obligations are not paid in full by the Termination Date, the Obligations shall bear interest at the Default Rate.

21. Amendment and Waiver. This Agreement may only be modified in writing signed by all Parties. No failure or delay in exercising any right shall impair any right that Purchaser has, nor shall any waiver by Purchaser be deemed a waiver of any default or breach occurring subsequently. Purchaser’s rights and remedies are cumulative and not exclusive of each other or of any rights or remedies that Purchaser would otherwise have.

22. Term and Termination Date. This Agreement shall be effective when executed by all of the Parties, shall continue in full force and effect for thirty-six (36) months thereafter (the “Term”), and shall be further extended automatically annually (the “Renewal Term”), unless Seller provides written notice of its intention to terminate at least sixty (60) days prior the end of the respective Term or Renewal Term. Notwithstanding the preceding sentence, such termination shall not occur, and the Agreement shall continue as if no notice was given unless, on the Termination Date, Seller has fully repaid Purchaser all Obligations.

22.1. If Seller provides notice of its intent to terminate under Section 23 herein, then in addition to any other fees or amounts due under this Agreement, Seller agrees that it will pay Purchaser an Early Termination Fee equal to 3.0% of the Maximum Amount if this Agreement is terminated during the first twelve months of this Agreement, equal to 1.0% of the Maximum Amount if this Agreement is terminated during the second twelve months, and equal to 0.50% of the Maximum Amount if this Agreement is terminated during the third twelve months (“Early Termination Fee”).

22.2. Purchaser may terminate this Agreement at any time by giving Seller one hundred fifty (150) days’ prior written notice of termination, whereupon this Agreement shall terminate on the earlier date of one hundred fifty (150) days thereafter or the end of the then current Term or Renewal Term, upon which Termination Date Seller shall fully repay to Purchaser all Obligations.

23. No Lien Termination without Release. In recognition of the Purchaser’s right to have its attorneys’ fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Seller, Purchaser shall not be required to record any terminations or satisfactions of any of Purchaser’s liens on the Collateral unless and until Complete Termination has occurred. Seller understands that this provision constitutes a waiver of its rights under §9-513 of the UCC.

24. Conflict. Unless otherwise expressly stated in any other agreement between Purchaser and Seller, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control.

25. Severability. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

26. Expenses. In addition to those expenses set forth in Section 8 herein, Seller agrees to reimburse Purchaser the actual amount of all costs and expenses, including reasonable attorneys’ fees and expenses, which Purchaser may incur (a) protecting, preserving or enforcing any lien, security or other right granted by Seller to Purchaser or arising under applicable law, whether or not suit is brought, including but not limited to the defense of any Avoidance Claims or the defense of Purchaser’s lien priority; (b) for travel and attorneys’ fees and expenses incurred in complying with any subpoena or other legal process in any way relating to Seller; and (c) for the actual amount of all costs and expenses, including reasonable attorneys’ fees, which Purchaser may incur in enforcing this Agreement, or in connection with any federal or state insolvency proceeding commenced by or against Seller or any Payor, including those (i) arising out of an automatic stay, (ii) seeking dismissal or conversion of a bankruptcy proceeding or (iii) opposing confirmation of Seller’s plan thereunder. All expenses will be subtracted from the Reserve Account and are payable by Seller upon demand by Purchaser. This provision shall survive termination of this Agreement.

27. Entire Agreement. This Agreement supersedes all prior or contemporaneous agreements and understandings between the Parties, verbal or written, express or implied, relating to the subject matter hereof. No promises of any kind have been made by Purchaser or any third party to induce Seller to execute this Agreement. No course of dealing, course of performance, or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

28. Choice of Law. This Agreement shall be governed by, construed under, and enforced in accordance with the internal laws of the Chosen State.

29. Jury Trial Waiver. IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (a) ARISING HEREUNDER, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

30. Venue; Jurisdiction. The Parties agree that any suit, action, or proceeding arising out of the subject matter or the interpretation, performance, or breach of this Agreement, shall, if Purchaser so elects, be instituted in the Courts of Orange County, Florida (each an “Acceptable Forum”). Each Party agrees that the Acceptable Forums are convenient to it, and each Party irrevocably submits to the jurisdiction of the Acceptable Forums, irrevocably agrees to be bound by any judgment rendered in connection with this Agreement and waives any and all objections to jurisdiction or venue that it may have under the laws of the Acceptable Forums or otherwise in those courts in any such suit, action, or proceeding. Should such proceeding be initiated in any other forum, Seller waives any right to oppose any motion or application made by Purchaser as a consequence of such proceeding having been commenced in a forum other than an Acceptable Forum.

31. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement, and any Party delivering such an executed counterpart of the signature page to this Agreement by such means to any other Party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other Party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

32. Notice. All notices required to be given to any Party shall be deemed given upon the first to occur of (i) transmittal sent by commercial overnight carrier, (ii) transmittal by electronic means to a receiver under the control of such Party; or (iii) actual receipt by such Party or an employee or agent of such Party. Notices shall be sent to the following addresses, or to such other addresses as each such Party may in writing hereafter indicate:

PURCHASER:	Alterna Capital Solutions LLC
2420 Lakemont Avenue, Suite 350
Orlando, FL 32814
President, Eugene Stanley Carpenter
scarpenter@alternacs.com

SELLER: Reed’s Inc.

201 Merritt 7
Norwalk, CT 06851
Chief Financial Officer, Thomas Spisak
tspisak@reedsinc.com

33. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

34. Assignment. Purchaser may assign its rights and delegate its duties hereunder. Upon such assignment, Seller shall be deemed to have attorned to the assignee, shall owe the same Obligations to such assignee and shall accept performance hereunder from the assignee as if such assignee were Purchaser.

35. Confidentiality and Nondisclosure. The Parties agree that the terms of this Agreement, all business methods and trade secrets, and any and all other records and information clearly and specifically identified by the applicable Party as confidential will be held in strict confidence and treated as the confidential property of the other Party. A Party will not, except in the due performance of its duties or the enforcement of its rights under this Agreement, disclose any of the foregoing to any person, unless specifically authorized to do so in writing by the other Party or unless required by law. The provisions of this Section shall survive the termination of this Agreement. Purchaser acknowledges that Seller is a publicly traded company with public reporting and disclosure obligations pursuant to the Securities Exchange Act of 1934, as amended.

36. Time of the Essence. It is agreed that time is of the essence in all matters herein.

37. Service of Process. Seller agrees that Purchaser may affect service of process upon Seller by regular mail at the address set forth herein or at such other address as may be reflected in the records of Purchaser, or at the option of Purchaser by service upon Seller’s agent for the service of process.

38. Headings. The title of this Agreement and the subject headings of the sections and subsections of this Agreement are included for the purposes of convenience and shall not affect the construction of interpretation of any of its provisions.

39. Construction. This Agreement and all agreements relating to the subject matter hereof are the product of negotiation and preparation by and among each party and its respective attorneys and shall be construed accordingly.

IN WITNESS WHEREOF the Parties hereto have affixed their hands and seals on the day and year first above written.

SELLER: Reed’s, Inc.

By:
Name:	Norman E. Snyder, Jr.
Title:	Chief Executive Officer

PURCHASER: Alterna Capital Solutions LLC

By:
Name:	Eugene Stanley Carpenter
Title:	President

SCHEDULE A PERMITTED LIENS

(a) the security interests and liens of Purchaser;

(b) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Seller with respect to which adequate reserves have been set aside on its books;

(c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Seller’s business to the extent: (i) such liens secure indebtedness which is not overdue or (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Seller, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of such Seller as presently conducted thereon or materially impair the value of the real property which may be subject thereto;

(e) purchase money security interests in machinery and equipment (including capital leases);

(f) pledges and deposits of cash by any Seller after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Seller as of the date hereof;

(g) pledges and deposits of cash by Seller after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of Seller as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance satisfactory to Purchaser;

(h) liens arising from (i) operating leases and the precautionary UCC financing statement filings (satisfactory to Purchaser) in respect thereof and (ii) equipment or other materials which are not owned by Seller located on the premises of such Seller (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Seller and the precautionary UCC financing statement filings (satisfactory to Purchaser) in respect thereof;

(i) judgments and other similar liens arising in connection with court proceedings that do not constitute a Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, and (iii) a stay of enforcement of any such liens is in effect; and

(j) any other liens to which Purchaser has consented in writing.

OVERADVANCE RIDER TO LEDGERED ABL AGREEMENT

This OVERADVANCE RIDER TO LEDGERED ABL AGREEMENT (“Rider”) is dated as of March 28th, 2022 between REED’S, INC. (“Seller”) and ALTERNA CAPITAL SOLUTIONS LLC (“Purchaser”).

RECITALS

A. The Parties are parties to the Financing Agreement (as defined below) and wish to execute this Rider to provide for the making and repayment of Overadvances (as defined below).

B. The Parties wish that this amendment be effective as of the Effective Date.

NOW, THEREFORE, in consideration of the premises, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT

1. DEFINITIONS.

1.1 “DEFAULT RATE” – 25% PER ANNUM, OR THE MAXIMUM INTEREST RATE ALLOWED BY LAW, ABOVE THE OVERADVANCE RATE.

1.2 “DUE DATE” – NO LATER THAN THIRTY (30) DAYS AFTER INITIAL FUNDING OF THE OVERADVANCE AMOUNT.

1.3 “EFFECTIVE DATE” – THE DATE HEREOF.

1.4 “FINANCING AGREEMENT” – THAT CERTAIN LEDGERED ABL AGREEMENT DATED THE FEBRUARY 22, 2022 BETWEEN SELLER AND PURCHASER AS MAY HAVE BEEN AMENDED FROM TIME TO TIME.

1.5 “OVERADVANCE” – AS DEFINED IN THE FINANCING AGREEMENT.

1.6 “OVERADVANCE RATE” – PRIME PLUS 12.75%, BUT NOT LESS THAN 16.00%, PER ANNUM.

1.7 “OVERADVANCE AMOUNT” – UP TO $400,000.00.

1.8 “OVERADVANCE RECEIVABLE” – AN ACCOUNT IN PURCHASER’S GENERAL LEDGER REFLECTING THE UNPAID BALANCE OF THE OVERADVANCE OWED BY SELLER TO PURCHASER. THE PURPOSE OF THE OVERADVANCE IS ONLY TO HELP WITH SUPPORTING GROWTH AND TO PROVIDE ONGOING WORKING CAPITAL. THE OVERADVANCE IS ONLY AVAILABLE FOR USE BY THE SELLER IF THE EXCESS AVAILABLE INVENTORY EXCEEDS THE TOTAL ACCOUNTS RECEIVABLE NET FUNDS EMPLOYED. THE OVERADVANCE WILL BE CAPPED AT THE LESSER OF (I) THE OVERADVANCE AMOUNT OR (II) THE AMOUNT BY WHICH EXCESS AVAILABLE INVENTORY EXCEEDS ACCOUNTS RECEIVABLE NET FUNDS EMPLOYED.

1.9 “PARTIES” – SELLER AND PURCHASER.

1.10 “PAYMENT PERIOD” – PAYMENTS TO THE OVERADVANCE RECEIVABLE SHALL BE MADE EVERY FRIDAY UNTIL PAID IN FULL NO LATER THAN THE DUE DATE.

1.11 “PERIODIC PAYMENT” – A WEEKLY PAYMENT EQUAL TO A MINIMUM OF 25% OF THE UNPAID BALANCE OF THE OVERADVANCE RECEIVABLE, WITH THE REMAINING UNPAID BALANCE PAID IN FULL BY THE DUE DATE.

1.12 “PURCHASER” – SEE PREAMBLE.

1.13 “RESERVE ACCOUNT” – AS DEFINED IN THE FINANCING AGREEMENT.

1.14 “RESERVE SHORTFALL” – AS DEFINED IN THE FINANCING AGREEMENT.

1.15 “SELLER” – SEE PREAMBLE.

2. OVERADVANCES.

2.1 PURCHASER SHALL TRANSFER THE OVERADVANCE FROM THE RESERVE ACCOUNT TO THE OVERADVANCE RECEIVABLE ACCOUNT.

2.2 THE OVERADVANCE RECEIVABLE SHALL BE REPAID BY SELLER TO PURCHASER BY PAYMENT IN THE FULL AMOUNT, WITHIN THE PAYMENT PERIOD AS DEFINED IN SECTION 1.10 BY PURCHASER’S CHARGE TO THE RESERVE ACCOUNT. IN THE EVENT THE OVERADVANCE RECEIVABLE IS NOT PAID IN FULL BY THE DUE DATE, THE UNPAID AMOUNT OF THE OVERADVANCE RECEIVABLE SHALL ACCRUE INTEREST AT THE DEFAULT RATE AS DEFINED IN SECTION 1.1 UNTIL THE OVERADVANCE RECEIVABLE AMOUNT IS PAID IN FULL.

2.3 SELLER AGREES TO PAY PURCHASER THE PERIODIC PAYMENT AS DEFINED IN SECTION 1.11. IN THE EVENT THE PERIODIC PAYMENT IS NOT PAID ON TIME, THE OVERADVANCE RECEIVABLE SHALL BEGIN TO ACCRUE FEES AT THE DEFAULT RATE AS DEFINED IN SECTION 1.1.

2.4 INTEREST SHALL ACCRUE ON THE OVERADVANCE RECEIVABLE AT THE OVERADVANCE RATE AND SHALL BE CHARGED TO THE OVERADVANCE RECEIVABLE AS OF THE LAST DAY OF EACH MONTH FOLLOWING THE MONTH IN WHICH THE INTEREST HAS ACCRUED.

2.5 IN THE EVENT THAT THE CHARGING OF THE PERIODIC PAYMENT TO THE RESERVE ACCOUNT UNDER SECTION 2.4 CREATES A RESERVE SHORTFALL THAT IS NOT CURED BY THE NEXT PAYMENT PERIOD, THE OVERADVANCE RECEIVABLE SHALL ACCRUE FEES AT THE DEFAULT RATE UNTIL SUCH TIME AS THE RESERVE SHORTFALL IS CURED.

3. EFFECTIVE DATE

3.1 THIS RIDER SHALL BE EFFECTIVE AS OF THE EFFECTIVE DATE.

4. CONFLICTS.

4.1 IF A CONFLICT EXISTS BETWEEN THE PROVISIONS OF THE FINANCING AGREEMENT AND THE PROVISIONS HEREOF, THE PROVISIONS HEREOF SHALL CONTROL.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

SELLER:	REED’S, INC.

By:
Norman E. Snyder, Jr., Chief Executive Officer

PURCHASER:	ALTERNA CAPITAL SOLUTIONS LLC

By:
Eugene Stanley Carpenter, President

INVENTORY FINANCE RIDER

TO LEDGERED ABL AGREEMENT

THIS INVENTORY FINANCE RIDER TO PURCHASING AND SECURITY AGREEMENT (“Rider”) is made as of this 28 day of March 2022, by and between Alterna Capital Solutions LLC, a Florida limited liability company (“Purchaser”) and Reed’s, Inc., a Delaware corporation (“Seller”) (collectively, Seller and Purchaser as “Parties”).

RECITALS:

WHEREAS, Seller and Purchaser have previously entered into or contemplate entering into a Ledgered ABL Agreement (“Agreement”); and

WHEREAS, Seller may from time-to-time desire to obtain Advances (as such term is hereinafter defined) from Purchaser in order to finance and obtain working capital in respect to its Inventory and Purchaser is willing and may, from time-to-time hereafter, upon the terms and conditions set forth in this Rider, make Advances to or on behalf of Seller that will result in the sale of Accounts arising from the sale of Seller’s Inventory to its customers;

AGREEMENT:

NOW THEREFORE, in consideration of the terms and conditions contained herein, and of any Advances, now or hereafter made by Purchaser to or on behalf of Seller, the Parties hereto hereby agree as follows:

1. Incorporation; Definitions.

1.1 The above-stated recitals are incorporated into this Rider.

1.2 The Parties acknowledge that each of the provisions contained in the Agreement between Seller and Purchaser are hereby incorporated into the terms of this Rider. All capitalized terms not otherwise defined in this Rider shall have the same meaning as defined in the Agreement. All other capitalized terms used in this Rider but not otherwise defined herein or in the Agreement shall have the meanings given to such terms under the Uniform Commercial Code in the Chosen State. In the event of any inconsistency between the provisions of the Agreement and this Rider, the terms of this Rider shall control.

1.3 “Balance Subject to Funds Usage Daily Fee” - The unpaid amount due on all inventory advances minus the Reserve Account.

1.4 “Daily Fee” – The fee the Seller shall pay to Purchaser on a daily basis on the unpaid amount of Advances for each day that the Advances have not been paid in full to Purchaser, which shall be calculated as the Daily Fee Percentage multiplied by the unpaid amount of the Advances. The Daily Fee shall begin to accrue on the date the Advance is made by Purchaser. The Daily Fee Percentage shall be as stated in the Agreement. A minimum monthly Daily Fee in the amount of $0.00 shall be charged based on average volume purchases of Invoices and Advances of $0.00.

1.5 “Funds Usage Daily Fee” – The fee the Seller shall pay to Purchaser on a daily basis on the Balance Subject to Funds Usage Daily Fee, which shall be calculated as the Funds Usage Percentage multiplied by the Balance Subject to Funds Usage Daily Fee. The Funds Usage Percentage shall be 0.0236%. The Funds Usage Rate is based on the Wall Street Journal Prime Rate, plus 5.25%, but not less than 8.50%. The Funds Usage Percentage shall increase and decrease on the same date as any change in the Prime Rate.

1.6 “Obligations” means all outstanding and unpaid Advances (as defined in Section 2.1.1 below), all fees, costs, interest, and other amounts due to Purchaser from Seller under this Rider, and all payments, fees, costs, interest, and other amounts due to Purchaser from Seller under the Agreement.

1.7 “Event of Default” as used in this Rider means any Event of Default as defined in the Agreement and any failure of Seller to fulfill its Obligations under this Rider.

2. Advances; Fees.

2.1 Advance Amounts.

2.1.1 Advance Amounts; Maximum Inventory Facility. Provided an Event of Default does not exist, Purchaser, from time to time and during the term of this Rider, at Seller’s request, may at Purchaser’s discretion and subject to all of the terms and conditions of this Rider and the Agreement, make advances (each an “Advance” and collectively the “Advances”) to or for the benefit of Seller in an aggregate amount up to and not to exceed, as of any date of determination the lessor of (i) fifty percent (50%) of Eligible Inventory (as defined in Section 2.8 below) valued at the lower of cost or market value or (ii) seventy-five (75%) of the net orderly liquidation value of the Eligible Inventory; provided, however, the Advances against Eligible Inventory shall at no time exceed one hundred percent (100%) of Eligible Accounts multiplied by the Advance Rate (the “Maximum Inventory Facility”).

2.1.2 Overadvance. If at any time and for any reason the sum of the total aggregate amount of outstanding Maximum Inventory Facility plus total aggregate amount of outstanding Balance Subject to Funds Usage Daily Fee exceeds the sum of the eligible Purchased Accounts plus Eligible Inventory (any such excess being an “Overadvance”), without limiting the Purchaser’s right to declare an Event of Default, Seller will upon demand by Purchaser immediately pay to Purchaser in cash the amount of any such Overadvance, unless the Overadvance is preapproved, at which point the terms of the Overadvance Rider to Ledgered ABL Agreement dated March 16, 2022 shall control. Without affecting Seller’s obligation to immediately repay to Purchaser the amount of each Overadvance, Seller shall pay Purchaser a fee (the “Overadvance Fee”) in an amount to be determined by Purchaser, but in any event no less than $500.00 per occurrence of an Overadvance, plus interest on such Overadvance at the Default Rate. Without limiting the foregoing obligations of the Seller, all Overadvances shall be deemed Obligations and shall be secured by the Collateral and guaranteed under any guaranty executed in connection with this Rider or the Agreement.

2.2 Fees and Payment Terms.

2.2.1 All fees and payments required to be paid under the terms of this Rider shall be in addition to all fees and payments required to be paid under the terms of the Agreement.

2.2.2 Fees. Seller shall pay Purchaser the following fees:

______	Daily Fee
_X	Funds Usage Daily Fee
_X	Collateral Monitoring Fee

Such fee will be calculated monthly and charged against the Reserve Account, and at Purchaser’s discretion shall be payable on demand.

2.2.3 Collateral Monitoring Fee. To compensate Purchaser for overhead and other costs and expenses incurred by Purchaser related to monitoring the Overadvance and Eligible Inventory and the general administration of the financing facility evidenced hereby, Seller shall pay a Collateral Monitoring Fee stated in the Ledgered ABL Agreement and charged against the Reserve Account monthly.

Alterna Capital Solutions: Inventory Rider	Page 2 of 11

2.2.4 Computation Period. All computations of interest and fees shall be made by Purchaser on the basis of a three hundred and sixty (360) day year, for the actual number of days occurring in the period for which such interest fee is payable. The actual number of days excludes the day on which the funds are advanced and includes the day on which interest or fee is paid. Each determination by Purchaser of an interest rate hereunder shall be conclusive and binding for all purposes.

2.2.5 Payment Location. All payments to Purchaser shall be payable at Purchaser’s address set forth in the Agreement or at such other place or places as Purchaser from time to time may designate, in writing, to Seller.

2.2.6 Payment. Unless there is an Event of Default, Overadvance, or termination, Seller’s repayment of Advances shall be payable from Purchaser’s collection of Seller’s Accounts, including those Accounts arising from Seller’s sale of the Eligible Inventory to its customers. Notwithstanding anything to the contrary in this Section, Purchaser shall be entitled, at its sole discretion, to require payment of all fees, expenses, and interest due under this Rider upon demand, or, on the first day of each month (for any fees, expenses, or interest accruing during the immediately preceding month), and all such fees, expenses, and interest may be automatically deducted from the Reserve Account. Upon an Event of Default, Overadvance, or termination of the Rider of the Agreement by any Party, the balance of the Advances and all Obligations shall be payable by Seller to Purchaser upon demand by Purchaser

2.2.7 Collections. In the event Seller (or any entity with whom Seller is affiliated, any of its shareholders, directors, officers, employees, agents or those persons acting for or in concert with Seller or any affiliate) shall receive any cash, checks, motes, drafts or any other payment relating to an Account or other proceeds of Collateral, by no later than the first business day following receipt thereof by Seller, Seller shall deliver the same or cause the same to be delivered to Purchaser, at Purchaser’s address set forth in the Agreement, for application on account of the Obligations. All cash payments and all checks, drafts, or similar items of payment by or for the account of Seller shall be the sole and exclusive property of Purchaser immediately upon the earlier of the receipt of such items by Purchaser or the receipt of such items by Seller. All payments made by or on behalf of and all credits due Seller may be applied and reapplied in whole or in part to any of the Obligations to the extent and in the manner Purchaser deems advisable.

2.2.8 Application of Payments and Collections. Seller irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Purchaser from or on behalf of Seller, and Seller does hereby irrevocably agree that Purchaser shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Purchaser or its agent against the Obligations, in such manner as Purchaser may deem advisable, notwithstanding any entry by Purchaser upon any of its books and records.

2.3 Advances without Documentation. Each Advance made to Purchaser by Seller pursuant to this Rider may or may not (at Purchaser’s sole and absolute discretion) be evidenced by notes or other instruments issued or made by Purchaser to Seller. Where such Advances are not so evidenced, such Advances shall be evidenced solely by entries upon Purchaser’s books and records.

2.4 All Advances to Constitute Singular Advance. All evidences of Advances made by Purchaser to Seller under this Rider shall constitute one indebtedness and be deemed included in the Obligations of Seller to Purchaser under this Rider and shall constitute one such general obligation secured by Purchaser’s security interest in all of the Collateral and by all other security interests, liens, claims and encumbrances heretofore, now, or at any time or times hereafter granted by Seller to Purchaser. Seller agrees that all of the rights of Purchaser set forth in this Rider shall apply to any modification of or supplement to this Rider.

Alterna Capital Solutions: Inventory Rider	Page 3 of 11

2.5 Mandatory Prepayments. If, at any time during the term of the Rider, the total unpaid Advances shall exceed the lower of cost or market value of the Eligible Inventory (as defined in section 2.7 below) Seller shall immediately pay an amount equal to such excess within two (2) days of receiving notice from Purchaser. Purchaser shall have the sole discretion to determine the cost and market value of the Eligible Inventory based upon its appraisals of the Inventory, which may be obtained at any time at the discretion of the Purchaser.

2.6 Purpose of Advances. All Advances made under this Rider shall be used exclusively as working capital for the purpose of causing the sale of Seller’s Eligible Inventory and the creation of Accounts. All sales of Eligible Inventory shall, unless excused in writing by Purchaser, be evidenced by written purchase orders, which purchase orders shall be deemed transferred, assigned and sold to Purchaser immediately upon each Advance made by Purchaser, which shall also give rise to the issuance and delivery of invoices evidencing the Accounts and which Accounts shall likewise be deemed transferred, assigned and sold solely and exclusively to Purchaser pursuant to and in accordance with the Agreement.

2.7 Eligible Inventory. “Eligible Inventory” shall mean Inventory which Purchaser, in its sole judgment, shall deem Eligible Inventory, based on such credit and collateral considerations as Purchaser may deem appropriate. On demand, Seller shall provide to Purchaser a then-current perpetual inventory report. At a minimum, before Inventory may qualify as Eligible Inventory, such Inventory must meet the following requirements: all such Inventory must be in good condition, meet all industry standards and standards or regulations imposed by any governmental agency, or department or division thereof, where or when applicable, having regulatory authority over such goods, their use and/or sale and must be currently useable or saleable in the normal course of Seller’s business. Without limiting the generality of the foregoing, none of the following shall be deemed to be Eligible Inventory:

2.7.1 Inventory that is not owned by the Seller free of any title defect or any security interests or liens or interests of others, except for the security interest in favor of the Purchaser and statutory liens or encumbrances as may be permitted by this Rider and the Agreement.

2.7.2 Inventory that is located in a public warehouse or in the possession of a bailee or in a facility leased by the Seller or any of Seller’s affiliates unless the applicable warehouseman, bailee or lessor (and its mortgagee, if any), has delivered to the Purchaser an agreement and such other documentation as the Purchaser may require.

2.7.3 Inventory that is covered by a negotiable document of title (such as a bill of lading or warehouse receipt).

2.7.4 Inventory that is in transit and has not physically arrived at an Eligible Inventory Location identified on Schedule A.

2.7.5 Inventory that is not held for sale or use in the ordinary course of the Seller’s business and is not of good and merchantable quality.

2.7.6 Inventory that is not located in the United States of America (excluding territories and possessions thereof).

2.7.7 Inventory that consists of display items, raw material, work-in-process, parts, samples, and packing and shipping materials.

2.7.8 Inventory that is unsalable, damaged, defective, recalled or used, or inventory that has been returned by a customer, unless such returned items are of good and merchantable quality and held for resale by the Seller in the ordinary course of business.

2.7.9 Inventory that constitutes discontinued products (obsolete) or components thereof and is not immediately usable in a continuing product or slow moving (included in Seller’s perpetual inventory report for more than 12 months).

2.7.10 Inventory that is not covered by insurance as required in Section 6.2.12 of this Rider.

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2.7.11 Inventory that has been manufactured to the specifications of a particular customer.

2.7.12 Inventory that contains or bears any intellectual property rights licensed to the Seller unless the Purchaser is satisfied in its sole and absolute discretion that it may sell or otherwise dispose of such inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such inventory under the current licensing agreement.

2.7.13 Inventory that is the subject of a consignment by the Seller as consignor.

2.7.14 Inventory that does not comply with any representation or warranty contained in this Rider.

2.7.15 Inventory that is not reflected in any summary schedule of inventory report of the Seller.

2.7.16 Capitalized overhead component of inventory.

2.7.17 Inventory produced in violation with of the Fair Labor Standard Acts and subject to the so-called “hot goods” provision contained in Title 29 U.S.C. Section 215(a)(1) (I am not sure this is necessary, but I have seen this)

2.7.18 Inventory that is otherwise not acceptable to the Purchaser.

2.8 Verification of Inventory; Inspection; Audit.

2.8.1 Seller shall authorize and/or cause any of Purchaser’s officers, employees, or agents, including any certified public accounting firms or appraisal firms used by Seller, to verify the validity, amount or any other matter relating to any Inventory upon any request by Purchaser whether by mail, telephone or otherwise. Purchaser shall have the right, at any time during Seller’s usual business hours, to inspect any of the business locations or premises of Seller, the Inventory, all records related to the Inventory (and to make extracts from such records), the premises upon which any of the Inventory is located, and all books and records relating to the Seller’s Inventory or the collection thereof as well as those relating to Seller’s general business and financial condition, to conduct appraisals of the Inventory, and the right, at any time, to discuss Seller’s affairs and finances and the Inventory with any attorney, accountant or creditor of Seller.

2.8.2 During the term of this Rider, Seller will provide to Purchaser the following information:

(a) monthly information consisting of: financial statements (profit and loss statement and balance sheet), an aging of accounts payable as of the last day of each month and copes of Seller’s quarterly federal 941 filings together with copies of tax deposit receipts or otherwise proof of deposits pertaining thereto; and (b) annual information consisting of: financial statements (profit and loss statement and balance sheet), within 90 days after the close of Seller’s fiscal year.

3. Security Interest.

3.1 In order to secure Seller’s timely performance of all Obligations, Seller hereby grants to Purchaser a security interest in all of the Collateral, including but not limited to all patents, trademarks, and licenses of the Seller that are associated with the Inventory. Seller shall execute and deliver to Purchaser all documents and instruments, including without limited, UCC-1 financing statements, as Purchaser may request from time to time in order to evidence and perfect the Purchaser’s security interest, including but not limited to the documents and instruments necessary to perfect the security interest in patents, trademarks, and licenses, if applicable. Seller authorizes Purchaser to file a UCC-1 financing statement, including without limitation, original financing statements, amendments, and continuation statements, in all jurisdictions and offices Purchaser deems appropriate which names Seller as the debtor and describes the Collateral. Notwithstanding the creation of this security interest, it is the intent of the parties that the relationship of the parties in respect to all Purchased Accounts shall at all times be that of purchaser and seller, and not that of lender and borrower; however, the grant of this security interest and actions taken with respect thereto to perfect such security interest are taken out of an abundance of caution in the event that the relationship is deemed to be that of lender and borrower.

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4. General Warranties and Representations.

4.1 Seller expressly reaffirms each of the Agreements by Seller and Representations and Warranties made in the Agreement. Furthermore, each request for an Advance made by Seller pursuant to this Rider shall constitute (i) a warranty and representation by Seller to Purchaser that there does not then exist an Event of Default or any event or condition which, with notice, lapse of time or both and/or the making of such Advance, would constitute an Event of Default and (ii) a reaffirmation as of the date of said request of all of the representations and warranties of Seller contained in this Rider and in the Agreement as if such representations and warranties were made on the date of such request.

5. Inventory Warranties and Representations.

5.1 With respect to all of Seller’s Inventory, Seller warrants and represents to Purchaser that during the term of this Rider and so long as any of the Obligations remain unpaid: (a) in determining which Inventory is “Eligible Inventory,” Purchaser may rely upon all statements or representations made by Seller; (b) the total inventory report is accurate and correctly describes the inventory; and (c) that Inventory designated as Eligible Inventory on any reports or certificates provided by Seller shall meet each and every eligibility requirement at the time any report or certificate is provided to Purchaser.

5.2 During the term of this Rider and the Agreement, Seller covenants that:

5.2.1 Seller shall maintain books and records pertaining to the Inventory in such detail, form and scope as Purchaser shall require. Seller agrees that Purchaser, or its agents, may enter upon Seller’s premises at any time and from time to time for the purpose of inspecting the Inventory and any and all records pertaining thereto. Seller shall keep correct and accurate records of the cost therefore and selling price of all Inventory, and all daily withdrawals and additions thereto, and same shall be reported to Purchaser weekly (or as frequently as required by Purchaser) by location, category, description, number of units, dollar value and such other details as desired by Purchaser shall be submitted to Purchaser bi-weekly (or as otherwise required by Purchaser). Seller shall notify Purchaser immediately of any change to its costing methods used for valuing Inventory. Seller shall furnish to Purchaser a summary schedule of Inventory, evidencing the results of a physical Inventory which shall be conducted no less than quarterly and be supported by copies of an Inventory summary. Seller shall provide Purchaser with such information and, upon request, all documents, including, without limitation, copies of invoices relating to Seller’s purchase of goods listed on said schedule.

5.2.2 Seller shall sell Inventory only in the ordinary course of its business (which does not include a transfer in partial or total satisfaction of any debt).

5.2.3 Seller shall be liable and/or responsible for; (i) the safekeeping of all Inventory; (ii) any loss or damage thereto or destruction thereof occurring or arising in any manner or fashion from any cause; (iii) any diminution in the value of Inventory; or (iv) any act or default of any carrier, warehouseman, bailee or forwarding agency thereof or other person in any way dealing with or handling Inventory.

5.2.4 All Invoices giving rise to Accounts covering the sale of Inventory or Goods shall be assigned to Purchaser as Purchased Accounts in accordance with the provisions of the Agreement and the proceeds thereof, if collected by Seller, are to be remitted to Purchaser in accordance with, pursuant to and under the constraints imposed by the Agreement. Cash sales of Inventory or sales in which a lien upon or security interest in the Inventory is retained shall only be made by Seller upon Purchaser’s prior written approval and the proceeds of such sales, whether cash, documents, or instruments, shall not be commingled with Seller’s or other property, but shall be segregated, held by Seller in trust for Purchaser, as Purchaser’s exclusive property, and shall be delivered immediately by Seller to Purchaser in the identical form received.

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5.2.5 Unless Purchaser, in its sole and absolute discretion, requires otherwise, all Inventory is and shall remain stored on Seller’s Inventory Locations as identified in Schedule A unless it is Inventory in transit. Notwithstanding the locations disclosed on Schedule A, Purchaser shall have the right, in its sole and exclusive discretion, to require Seller to store such Inventory at another facility, whether under the control of Purchaser or Seller and any and all costs, fees and expenses incurred for of the moving and/or storage of such Inventory shall be borne exclusively by Seller.

5.2.6 No Inventory is or may at any time be subject to any lien or security interest whatsoever, except for the security interest granted to Purchaser, or is a lien or Security interest that is contractually waived or subordinated to the security interest of Purchaser in a manner, form, and substance satisfactory to Purchaser.

5.2.7 Seller shall promptly pay when due all taxes, assessments, and any other form of claim that may be levied or assessed in respect to or upon the Inventory. In the event Seller, at any time hereafter, shall fail to pay such taxes or other assessments or to promptly obtain the discharge of same, Seller shall so advise Purchaser thereof in writing and Purchaser may, without waiving or releasing any liability of Seller hereunder or any Event of Default, in its sole discretion and without notice to Seller at any time or time thereafter make such payment, or any part thereof, or obtain such discharge and take any other actions with respect thereto which Purchaser deems advisable. All sums so paid by Purchaser and any expenses, including reasonable attorney’s fees, court costs, expenses and other charges relating thereto, shall be payable upon demand, by Seller to Purchaser and shall constitute a portion of the Obligations hereunder secured by, inter alia, the Inventory.

5.2.8 No Inventory shall at any time or times be stored with a bailee, warehouseman or similar party unless Purchaser, in its sole and absolute discretion, expressly agrees. If the Purchaser agrees to allow the Inventory to be stored with a bailee, warehouseman or similar party, then Purchaser’s agreement shall be expressly conditioned upon Seller causing such bailee, warehouseman or similar party to whom Inventory or Goods is delivered to forthwith issue and deliver to Purchaser, in form and substance acceptable to Purchaser, warehouse receipts in Purchaser’s name and/or a written waiver of lien rights. If any Inventory at any time or times is stored with a bailee, warehouseman or similar party, then the Purchaser shall hold additional reserves to account for and cover the bailee, warehouseman or similar party’s storage fees and other costs or fees.

5.2.9 Seller agrees to notify Purchaser promptly of any change in Seller’s name, mailing address, principal place of business or location of the Inventory. Seller shall also promptly notify Purchaser of any substantial change relating to the type, quantity or quality of the Inventory, or any event which would have a material effect on the value of the Inventory, including but not limited to any discontinued brand or SKU.

5.2.10 No Inventory may be placed by Seller on consignment with any person.

5.2.11 Seller shall comply with all laws, statutes, regulations, and ordinances of any governmental entity, or of any agency thereof, applicable to Seller a violation of which, in any respect, may materially and adversely affect the Inventory; provided that Seller may contest any law, statute, regulation or ordinance in any reasonable manner which will not, in Purchaser’s sole discretion, adversely affect Purchaser’s rights or the priority of the lien or security interest in the Inventory.

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5.2.12 Seller shall, at its sole cost and expense, keep and maintain insurance on the Inventory for its full insurable value against loss or damage by fire, theft, explosion, sprinklers, business interruptions and all other hazards and risks ordinarily insured against by other owners or users of such properties. All policies of insurance on the Inventory shall (i) be in form and with insurers acceptable to Purchaser, (ii) be in such amounts as may be satisfactory to Purchaser, (iii) provide that in respect of the respective interest of such parties, the insurance shall not be invalidated by any action, inaction or breach of warranty, declaration, or condition by any Seller or any other person (other than Purchaser), and (iv) provide that the insurers shall waive any right of subrogation against Purchaser. Seller shall deliver to Purchaser the original (or certified copy) of each issued Certificate of Insurance for each policy of insurance and evidence of payment of all premiums therefor and such delivery shall constitute a pledge of and security interest in such policy. Such policies of insurance shall contain an endorsement in form and substance acceptable to Purchaser, showing that, as may be required by Purchaser, Purchaser is either a co-insured or is recognized as the loss payee under the policy. Such endorsement or an independent instrument furnished to Purchaser, shall provide that the insurance companies will give Purchaser at least thirty days prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of Seller or any other person shall affect the right of Purchaser to recover under such policy or policies of insurance in case of loss or damage. Seller hereby agrees to direct all insurers under such policies of insurance to pay all proceeds payable thereunder and any refunds or overpayments of premiums directly to Purchaser. Seller irrevocably makes, constitutes, and appoints Purchaser as Seller’s true and lawful attorney (and agent-in-fact) for the purpose of making, settling, and adjusting claims under such policies of insurance, endorsing the name of Seller on any check, draft, instrument, or other items of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance.

6. Term and Termination.

6.1 The initial Term of this Rider shall be for the Term of the Agreement or Three (3) years from the initial Advance of funds by the Purchaser, whichever is earlier, and the initial period shall be automatically extended for successive one (1) year periods thereafter (“Renewal Terms”), unless terminated as provided in this Rider.

6.2 Seller may terminate this Rider upon the same terms as set forth in the Agreement.

6.3 Purchaser may terminate this Rider at any time after the date of this Rider by giving Seller thirty (30) days written notice of such termination. Upon the occurrence of an Event of Default by Seller or termination, however occurring, under either the Agreement or this Rider, Purchaser may terminate this Rider immediately, without notice. Upon the effective date of termination, whether such termination is pursuant to the occurrence of an Event of Default or otherwise, all Obligations shall become immediately due and payable without notice or demand.

6.4 Upon termination, however occurring, Seller covenants and agrees that Seller shall deliver to Purchaser such documents, agreements, releases, and indemnifications as Purchaser may require in order to release and indemnify Purchaser from any and all claims and causes of action arising out of this Rider. Purchaser covenants and agrees that Purchaser shall be under no obligation to release its security interest in the Collateral until such time as Purchaser has received such documentation.

7. Events of Default: Rights and Remedies on Default.

7.1 Acceleration of Obligations. Upon the occurrence of any Event of Default, Purchaser may, in its sole discretion, accelerate the maturity of the Obligations and charge interest on the Obligations at the Default Rate.

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7.2 Rights and Remedies on Default. Upon and after an Event of Default, Purchaser shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable law to the extent permitted by law and all rights and remedies contained in the Agreement, expressly including but not limited to the right to charge interest on all Obligations at the Default Rate. In addition, upon and after an Event of Default, Purchaser shall have the following rights and remedies: (a) the right to (i) enter upon the premises of Seller or any subsidiary, without any obligation to pay rent, through self-help and without judicial process, without first obtaining a final judgment of giving Seller notice and opportunity for a hearing on the validity of Purchaser’s claim, or any other place or places where the Inventory is located and kept, and remove the Inventory therefrom to the premises of Purchaser or any agent of Purchaser, for such time as Purchaser may desire, in order to effectively collect or liquidate the Inventory, and/or (ii) require Seller and any subsidiary to assemble the Inventory and make it available to Purchaser at a place to be designated by Purchaser, in its sole discretion; (b) the right to (i) do all acts and things necessary, in Purchaser’s sole discretion, to fulfill Seller’s obligations under this Rider; (ii) endorse the name of Seller or any subsidiary upon any chattel paper, document instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Inventory; (iii) use the information recorded on or contained in any data processing Equipment and computer hardware and software relating to the Inventory to which Seller has access; (c) the right to (i) sell or to otherwise dispose of all or any Inventory in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Purchaser, in its sole discretion, may deem advisable and (ii) conduct such sales on Seller’s or any subsidiary’s premises or elsewhere and use Seller’s or any subsidiary’s premises without charge for such sales for such times as Purchaser may see fit. Purchaser is hereby granted a license or other right to use, without charge, Seller’s and any subsidiary’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Inventory, in completing production of, advertising for sale and selling any Inventory and Seller’s or any subsidiary’s rights under all licenses and all franchise agreements shall inure to Purchaser’s benefit. Purchaser shall have the right to sell, lease or otherwise dispose of the Inventory, or any part thereof, for cash, credit, or any combination thereof, and Purchaser may purchase all or any part of the Inventory at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Inventory shall be applied first to the reasonable costs, expenses and attorneys’ fees and expenses incurred by Purchaser for collection and for acquisition, completion, protection, removal, storage, sale and deliver of the Inventory; second, to any interest due on any Obligations; and third to all other Obligations. If any deficiency shall arise, Seller shall remain liable to Purchaser therefor; (d) the right to postpone or adjourn any sale of the Inventory from time to time by an announcement at the time and place of sale or by announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale.

7.3 Remedies Cumulative and Non-Exclusive. The remedies of Purchaser hereunder are cumulative and non-exclusive and the exercise of any one or more of the remedies provided herein shall not be construed as a waiver of any other remedies which Purchaser may have under this Rider or any other agreement between Seller and Purchaser.

7.4 No Preservation or Marshalling. Seller agrees that Purchaser has no obligation to preserve rights to the Collateral against prior parties or to marshall any Collateral for the benefit of any person.

7.5 Notice of Inventory Disposition. Any notice required to be given by Purchaser of a sale, lease, other disposition of the Inventory or any other intended action by Purchaser, deposited in the United States Mail, certified mail, return receipt requested, postage prepaid and duly addressed to Seller, at the address set forth in the Agreement, five (5) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to Seller.

8. Severability. Wherever possible, each provision of this Rider shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Rider shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Rider.

9. Integration and Counterparts.

9.1 This Rider is intended to supplement and be construed in conjunction with the Agreement and all right available to Purchaser under the Agreement shall, likewise, be available in respect to any right under this Rider. Notwithstanding the above, this Rider constitutes a complete agreement of the Parties as to its content and is intended to be a fully integrated agreement. There are no provisions of any nature whatsoever relating to the subject matter of this Rider which are not contained herein. This Rider, which is subject to modification only in writing, is supplementary to, and is to be considered a part of, the Agreement, shall take effect when dated, accepted, and signed by one of the officers of Purchaser.

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9.2 No representations or statements of any kind, other than as contained herein and in the Agreement, have been made by the Parties hereto or any of their agents or representatives. This Rider supersedes all prior negotiations, offers and discussions with respect to the subject matter hereof and shall be construed in conjunction with the Agreement.

9.3 In the event this Rider is executed subsequent to the Agreement, Seller acknowledges that by the execution and acceptance of this Rider by Purchaser, Seller does herewith release, discharge, and acquit Purchaser from any and all claims, known or unknown, asserted or unasserted, in contract, tort or otherwise, relating to or arising under the Agreement which have accrued as of the date of execution of this Rider.

9.4 This Rider may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Rider by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Rider, and any Party delivering such an executed counterpart of the signature page to this Rider by such means to any other Party shall thereafter also promptly deliver a manually executed counterpart of this Rider to such other Party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Rider.

10. Attorneys’ Fees. Seller agrees to reimburse Purchaser for any attorney’s fees incurred in connection with this Rider under the terms provided in section 24 of the Agreement.

IN WITNESS WHEREOF, the Parties have hereunto set their hand and seal as of the day and year specified at the beginning hereof.

REED’S, INC.

By:
Name:	Norman E. Snyder, Jr.
Title:	Chief Executive Officer
Address:	201 Merritt 7
Norwalk, CT 06851

ALTERNA CAPITAL SOLUTIONS LLC

By:
Name:	Eugene Stanley Carpenter
Title:	President

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SCHEDULE A

ELIGIBLE INVENTORY LOCATIONS

To be determined

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FORM OF VALIDITY GUARANTY

Date:

ALTERNA CAPITAL SOLUTIONS, LLC

2420 Lakemont Avenue, Suite 350

Orlando, FL 32814

In order to induce you to enter into a Financing Agreement, with REED’S INC. (hereinafter referred to as the “Client”), dated March 16, 2022 ( the “Financing Agreement”) and/or to continue under or to refrain at this time from terminating your present arrangement with the Client, and in consideration of your so doing, the undersigned represents and warrants to you that, to the best of his knowledge in his capacity as Chief Financial Officer of Client, (a) each and every Receivable referred to or defined in the Financing Agreement and in which the Client has granted you a security interest will (i) represent a bona fide existing obligation of a customer of the Client and owing to the Client and arising in the ordinary course of its business; (ii) be due and owing to the Client without defense, offset or counterclaim; and (iii) will have arisen from the Client’s delivery of the goods or services in accordance with the terms of the purchase order ; (b) all remittances received by the Client on account of Receivables will be held by the Client as your property; and (c) the Client will immediately deliver, to you, the identical checks, monies or other forms of payment received.

The undersigned further represents and warrants that, to the best of his knowledge as Chief Financial Officer of Client (i) reports provided to you by the Client as to inventory in the possession of the Client (the “Inventory Reports”) will be accurate as to description, quantity, quality and unit value of the inventory identified in such reports at the time of tender of such reports; (ii) the inventory identified in the Inventory Reports shall actually be, at the time of tender of such reports, at the locations described in the such reports.

This agreement shall continue in full force and effect until actual receipt by you from the undersigned of written notice of cancellation, but such cancellation shall be applicable only to transactions having their inception thereafter and in no way shall affect the continuing liability of those of the undersigned who do not give you such notice.

The undersigned will, at all reasonable times, and at your request and expense, assist you in the collection and liquidation of the Receivables.

The undersigned further agrees that in the event of any breach of the warranties and representations herein contained that is found by a final judgment of a court of competent jurisdiction (not subject to appeal), to have resulted primarily and directly from fraudulent conduct of the undersigned, the undersigned shall be liable to you for any loss or damage (including without limitation costs, expenses and reasonable attorneys’ fees) suffered by you solely a result of the breach of the representations contained herein (such loss or damage, the “Damages”) to the extent not otherwise recoverable by you from the Client or its insurance providers.

The undersigned shall not be liable for Damages arising from the breach of representations contained herein with respect to (i) Receivables arising on or after the Termination Date, as hereinafter defined; or (ii) Inventory Reports issued after the Termination Date. The Termination Date means the date which is 30 days after your receipt of notice from the undersigned that the undersigned is no longer an officer, director or employee of the Client.

This agreement shall be construed and governed by the laws of the state of Florida. Terms that are used herein but are not defined herein but are defined in the Financing shall have meanings ascribed to such terms in the Financing Agreement and any supplements and/or amendments thereto.

DATED:

Name
Address: